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                               AMENDMENT NO. 2 TO
                      REVOLVING CREDIT LOAN AGREEMENT AND
                         PLEDGE AND SECURITY AGREEMENT

     Amendment No. 2 (the 'Amendment') to a certain Revolving Credit Loan Agreement and Pledge and Security Agreement, each dated as of October 14, 1993, between UNITED JERSEY BANK, a state banking association (as successor in interest to United Jersey Bank/South, N.A.) (the 'Bank') and MEDIQ INCORPORATED, a Delaware corporation ('Mediq'), and MEDIQ INVESTMENT SERVICES, INC., a Delaware corporation ('Investment', collectively with Mediq, the 'Borrowers').

     WHEREAS, the Bank and the Borrowers made, executed and delivered a Revolving Credit Loan Agreement, dated October 14, 1993, as amended by a certain Amendment No. 1 to Revolving Credit Loan Agreement and Pledge and Security Agreement, dated as of August 9, 1994, between the Borrowers and the Bank (collectively, the 'Original Loan Agreement'), and in connection therewith the Borrowers executed and delivered an Amended and Restated Revolving Credit Note in the principal amount of $8,400,000, dated as of August 9, 1994, to the Bank (the 'Original Note'); and

     WHEREAS, as security for (a) the punctual performance in full by the Borrowers of their obligations under the Loan Documents (as such term is defined in the Original Loan Agreement), (b) the punctual payment in full of all amounts owing or to be owing under any Loan Document, (c) the punctual payment of any other amounts which at any time may be due and payable from either Borrower to the Bank, and (d) the punctual payment in full by each Borrower of their respective obligations under a certain Pledge and Security Agreement, dated as of October 14, 1993, between the Borrowers and the Bank, as amended by a certain Amendment No. 1 to Revolving Credit Loan Agreement and Pledge and Security Agreement, dated as of August 9, 1994, between the Borrowers and the Bank (collectively, the 'Original Pledge Agreement'), in each case whether presently existing or hereafter arising (collectively, the 'Secured Obligations'), Investment granted a security interest to the Bank in the Stock (as such term is defined in the Original Pledge Agreement), pursuant to the terms and provisions of the Original Pledge Agreement; and

     WHEREAS, the Borrowers have requested that the Bank amend the terms and provisions of the Original Loan Agreement and the Original Pledge Agreement to increase the Revolving Credit Loan Limit (as such term is defined in the Original Loan Agreement) from $8,400,000 to $13,400,000, and the Bank is willing to consent to such amendment upon the terms and conditions set forth herein and in a certain Second Amended and Restated Revolving Credit Note, in the principal amount of $13,400,000 from the Borrowers to the Bank, substantially in the form of Annex I attached hereto (the 'Restated Note').

     NOW, THEREFORE, in consideration of the mutual promises herein contained, and each intending to be legally bound hereby, the parties hereto hereby agree as follows:

          1. Except as expressly defined herein, all terms used herein shall have the meanings ascribed to them in the Original Loan Agreement. This Amendment is intended to amend the Original Loan Agreement and the Original Pledge Agreement and the Original Loan Agreement and the Original Pledge Agreement shall be so amended from and as of the date hereof.

          2. The Original Loan Agreement shall be amended so that all references to (a) 'Agreement' contained therein shall mean the Original Loan Agreement, as amended herein, and as further amended, supplemented or modified from time to time, (b) 'Revolving Credit Note' contained therein shall mean the Restated Note, as further amended, supplemented or modified from time to time, and (c) 'Pledge Agreement' contained therein shall mean the Original Pledge Agreement, as amended herein, and as further amended, supplemented or modified from time to time.

          3. The Original Loan Agreement shall be amended to delete the definition of 'Consolidated Cash Flow.'

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          4. The definition of 'Fixed Charge Coverage' contained in the Original
     Loan Agreement shall be amended to read in its entirety as follows:

             ' 'Fixed Charge Coverage' means, as to the Borrowers, as of a specified date, the ratio of:

                 (a) the difference between (i) the sum of (X) the Borrowers'
            Consolidated Net Income, (Y) the aggregate amount of cash dividends paid by any member of the MEDIQ PRN Group to the Borrowers, and (Z) the Borrowers' consolidated deferred taxes, depreciation expense, amortization expense, amounts charged to write-off of goodwill, interest expense, and non-cash losses (but, in each case, only to the extent included as a deduction in determining the Borrowers' Consolidated Net Income), less (ii) the sum of the Borrowers' consolidated non-cash income and the aggregate EBITDA of the MEDIQ PRN Group, each computed for the twelve month period immediately preceding the date of review; to

                 (b) the sum of (i) the Borrowers' current portion of long term
            Indebtedness and capital lease obligations, determined on a consolidated basis (excluding, to the extent otherwise included in the Borrowers' then current portion of long term Indebtedness and capital lease obligations, the current portion of long-term Indebtedness and capital lease obligations owed by any of the MEDIQ PRN Group), (ii) interest payments (excluding interest payments to be made by any member of the MEDIQ PRN Group), and (iii) cash dividends (excluding cash dividends to be paid by any member of the MEDIQ PRN Group but excluding cash dividends paid to Mediq), each as required to be paid by any Borrower or its Subsidiaries in the subsequent four (4) full fiscal quarters immediately following the date of review.

                 For purposes of this Agreement, the term 'EBITDA' of a Person shall mean, for any fiscal period, the sum of (i) Net Income for that period, plus (ii) any deferred taxes reflected in such Net Income, plus (iii) interest expense for the period, plus (iv) depreciation, amortization, and all other non-cash expenses for that period, in each case determined in accordance with GAAP and, in the case of items (ii), (iii), and (iv), only to the extent deducted in the determination of such Net Income for that period.'

     5. The Original Loan Agreement shall be amended to add the following definition:

          'MEDIQ PRN Group' shall mean PRN Holdings, Inc., MEDIQ/PRN Life Support Services, Inc. and MEDIQ/PRN Life Support Services-I, Inc.

     6. The definition of 'Minimum Tangible Capital Funds' contained in the Original Loan Agreement shall be amended to read in its entirety as follows:

          'Minimum Tangible Capital Funds' means, as to the Borrowers, on a specified date, the sum of (i) the Borrowers' Consolidated Tangible Net Worth as of that date, plus (ii) the then unpaid principal balance of Subordinated Indebtedness, plus (iii) the then unpaid principal balance (but not to exceed $10,000,000) of certain Senior Subordinated Notes due October 1, 2004 issued by PRN Holdings, Inc. and payable to Massachusetts Mutual Life Insurance Company and its affiliates, plus (iv) the then unpaid principal balance (but not to exceed $10,000,000) of a certain promissory note, in the original principal amount of $10,000,000, to be issued by PRN Holdings, Inc. in favor of KCI Therapeutic Services, Inc. in connection with the purchase of certain assets of KCI Therapeutic Services, Inc. by members of the MEDIQ PRN Group (the 'KCI Transaction'), plus (v) the amount of deferred charges treated as an intangible in accordance with GAAP and actually deducted in determining the Borrowers' Consolidated Tangible Net Worth as of that date (up to a maximum of $13,000,000).

     7. The definition of 'Senior Liabilities' contained in the Original Loan Agreement shall be amended to read in its entirety as follows:

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          'Senior Liabilities' means, as to the Borrowers, on a specified date, the Borrowers' Consolidated Liabilities as of that date reduced by an amount equal to the then unpaid principal of (i) Subordinated Indebtedness,
     (ii) Nonrecourse Liabilities, (iii) (but not to exceed $10,000,000) of certain Senior Subordinated Notes due October 1, 2004 issued by PRN Holdings, Inc. and payable to Massachusetts Mutual Life Insurance Company and its affiliates, and (iv) (but not to exceed $10,000,000) of a certain promissory note, in the original principal amount of $10,000,000, to be issued by PRN Holdings, Inc. in favor of KCI Therapeutic Services, Inc. in connection with the KCI Transaction.

     8. The definition of 'Subordinated Indebtedness' contained in the Original Loan Agreement shall be amended to read in its entirety as follows:

          'Subordinated Indebtedness' means, as to the Borrowers, the 7 1/4% Debentures, the 7 1/2% Debentures, and such other Indebtedness incurred at any time by the Borrowers, the repayment of which is subordinated in such form and on such terms and conditions as are acceptable to the Bank in its sole discretion, to the prior payment of the principal of, and interest on, the Revolving Credit Note, the Term Note, if applicable, and the other Obligations of the Borrowers to the Bank.

     9. Subparagraph 2(a) of the Original Loan Agreement is hereby amended to read in its entirety as follows:

          '(a) In reliance on the representations, warranties and covenants contained in, and upon the terms and conditions of, this Agreement, the Bank agrees to make loans (herein called the 'Revolving Credit Loans') to the Borrowers, at such time or times on or before October 14, 1995 (the 'Termination Date') and in such amount as to each borrowing as the Borrowers shall request, subject to the limitations set forth in subparagraphs 2(f), 2(i) and 8(l) hereof, up to and not exceeding at any one time an aggregate outstanding principal amount equal to Thirteen Million Four Hundred Thousand Dollars ($13,400,000) (the 'Revolving Credit Loan Limit').'

     10. Subparagraph 2(i) of the Original Loan Agreement is hereby amended to read in its entirety as follows:

          '(i) Subject to the provisions of this paragraph 2 and subparagraphs 5(c) and 8(l) hereof, the Borrowers may make borrowings under the Revolving Credit Loan for working capital purposes (the 'Working Capital Advances'), at such time or times, and in such amount as to each borrowing, as the Borrowers may request pursuant to subparagraph 2(k) below, so long as (i) the amount of each such Working Capital Advance, when added to the amount of all Revolving Credit Loans then outstanding (which includes the aggregate principal amount of all Working Capital Advances then outstanding, the face amount of all Letters of Credit then outstanding pursuant to the provisions of subparagraph 2(f), and the amount of all unreimbursed Draws pursuant to subparagraph 2(h)) does not exceed the Revolving Credit Loan Limit, and (ii) the purpose of each such Working Capital Advance is to provide working capital to a Borrower. In addition, the Bank will have no obligation to make advances of the Revolving Credit Loan unless, on the date of the advance, the conditions precedent set forth in paragraph 6 below shall have been satisfied.'

     11. Subparagraph 2(m) of the Original Loan Agreement is hereby amended to read in its entirety as follows:

          '(m) In the event that at any time the amount outstanding under the Revolving Credit Loan exceeds the Revolving Credit Loan Limit, the Borrowers shall be jointly and severally required to pay to the Bank immediately an amount thereof such that the outstanding balance of the Revolving Credit Loan shall not exceed the Revolving Credit Loan Limit. Failure to make such payment shall constitute an Event of Default under this Agreement.'

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     12. Paragraph 5 of the Original Loan Agreement is hereby amended to read in its entirety as follows:

          '5. Security. (a) As security for all of the Obligations of the Borrowers to the Bank, including without limitation all amounts owed by the Borrowers to the Bank under this Agreement, the Revolving Credit Note or the Term Note, Investment is providing to the Bank an unconditional pledge of (i) 1,782,356 shares (the 'NutraMax Shares') of the common stock of NutraMax and (ii) and 1,550,000 shares (the 'PCI Shares' together, with the NutraMax Shares, the 'Shares') of the common stock of PCI Services, Inc., a Delaware corporation ('PCI'), and the Borrower shall hereafter provide such other shares of the common stock of NutraMax and/or PCI as is required to be pledged pursuant to subparagraph 5(c) below (collectively with the Shares, the 'Pledged Stock') pursuant to a Pledge and Security Agreement substantially in the form of Annex IV hereto (the 'Pledge Agreement'). In connection therewith, the Borrowers shall also cause to be delivered to the Bank a certain Letter Agreement between NutraMax and the Bank, and a certain Letter Agreement between PCI and the Bank, each substantially in the form of Annex V hereto (the 'Letter Agreements').

             (b) So long as the Revolving Credit Loan or the Term Loan, if applicable, shall remain outstanding or this Agreement shall remain in effect, within one (1) Business Day after the last trading day of each calendar month, the Pledged Stock shall be valued by the Bank and the Borrowers (the 'Pledged Stock Value') based on the last trading price of the Pledged Stock quoted in the Nasdaq National Market System (or any other national securities exchange or automated quotation system of a national securities association if, pursuant to the terms of the Letter Agreements, the Pledged Stock is on such exchange or system) on the last trading day of such calendar month (the 'Valuation Date'). Within three Business Days after any Valuation Date, the Borrowers shall provide the Bank with a written certification signed by the chief financial officer of each Borrower as to the Pledged Stock Value on such Valuation Date, which such certification shall be in form and substance satisfactory to the Bank in its sole discretion.

             (c) In the event that (i) the Revolving Credit Loan Limit is greater than forty-seven (47%) percent of the Pledged Stock Value on any Valuation Date or (ii) at any time (hereinafter referred to as the 'Trigger Date') the Pledged Stock Value, as determined by the Bank based on the then trading price of the Pledged Stock quoted in the Nasdaq National Market System (or any other national securities exchange or automated quotation system of a national securities association if, pursuant to the terms of the Letter Agreements, the Pledged Stock is on such exchange or system), is less than seventy-five percent (75%) of the Pledged Stock Value on the immediately preceding Valuation Date, the Borrowers, within three (3) Business Days after such Valuation Date, shall either:

                 (X) elect to effect a permanent reduction in the Revolving
            Credit Loan Limit in such amount as is necessary to ensure that it is not greater than forty-seven (47%) percent of the Pledged Stock Value by the delivery of a written notice to the Bank in the form of Schedule A attached hereto, and pay to the Bank an amount thereof such that the outstanding balance of the Revolving Credit Loan does not exceed the revised Revolving Credit Loan Limit, or

                 (Y) provide the Bank with a pledge of such number of additional shares of the capital stock of NutraMax and/or PCI, upon terms and conditions satisfactory to the Bank in its sole discretion, as is necessary so that the Revolving Credit Loan Limit is not greater than forty-seven percent (47%) of the Pledged Stock Value. (Any additional shares of the capital stock of NutraMax or PCI pledged by the Borrowers to the Bank pursuant to the provisions of this subparagraph 5(c) shall be deemed to be Pledged Stock for purposes of this Agreement).

                 Failure of the Borrowers to comply with the requirements set forth in subparagraph 5(c) above shall constitute an immediate Event of Default without additional notice or grace period. No failure of the Bank to exercise, or timely exercise, the rights and procedures described in this subparagraph 5(c) shall operate as a waiver thereof or operate to preclude any such future exercise.

          (d) In the event that the Revolving Credit Loan Limit is less than forty-seven percent (47%) of the Pledged Stock Value on any Valuation Date (based on the valuation required under subparagraph 5(b) above), the Borrowers, within three (3) Business Days of the Valuation Date, may request that the Bank return to the Borrowers such number of shares of the Pledged Stock as is necessary so that the Revolving Credit Loan Limit is not less than forty-seven percent (47%) of the Pledged Stock Value. The Borrowers' right to make such a request for the return of Pledged Stock shall be limited to three (3) requests per calendar year. The Bank shall not be required to return Pledged Stock under this subparagraph 5(d) until such steps have been taken as the Bank has determined are necessary to ensure the Bank's continued position as the holder of a perfected lien in the Pledged Stock retained by the Bank.'

     13. The Original Loan Agreement shall be amended to add a subparagraph 8(l) thereto, which such subparagraph shall read in its entirety as follows:

          '(l) Sales of Assets; Mandatory Prepayments.

          (i) At any time the Revolving Credit Loan Commitment or the outstanding principal balance of the Term Note, as applicable, is greater than Eight Million Four Hundred Thousand Dollars ($8,400,000), the Borrowers shall provide the Bank with forty-five (45) days' prior written notice of the intended sale of any Qualified Asset. For purposes of this Agreement, the term 'Qualified Asset' shall refer to (i) any asset or assets (including without limitation any shares of stock) sold by any Borrower or any Subsidiary in any one transaction if the Net Proceeds (as hereinafter defined) received by the seller for such sale exceed $250,000, or (ii) any assets (including without limitation any shares of stock) sold during any consecutive six (6) month period by the Borrowers and the Subsidiaries which are not described in clause (i) if the aggregate Net Proceeds received by the seller for such assets exceeds $250,000.

          (ii) For purposes of this subparagraph 8(l), the term 'Net Proceeds' shall mean:

             (A) with respect to any asset (including without limitation any shares of stock) sold by any Borrower or any Subsidiary (other than a member of the MEDIQ PRN Group), the gross sales price of the asset less the sum of (X) all reasonable expenses normally incurred and in fact contemporaneously paid by the seller in connection with the sale of the asset, (Y) all sales and/or transfer taxes required to be paid by applicable law by the seller in connection with the sale of the asset and in fact actually paid by the seller contemporaneously therewith and all income taxes reasonably determined by the seller to be directly attributable to the sale and actually paid by the seller (provided that, if the seller later discovers that it has overestimated its income tax liability with respect to the sale, the Borrowers shall immediately pay to the Bank an amount equal to fifty percent (50%) of such overestimate), and (Z) all amounts required to be paid, and in fact contemporaneously paid, by the seller to release any liens or security interests encumbering the asset (but only to the extent such liens or security interests were specifically granted in connection with indebtedness used to fund the acquisition of, or any improvement to, the asset); and

             (B) with respect to any asset (including without limitation any shares of stock) sold by any member of the MEDIQ PRN Group, the gross sales price of the asset less the sum of (X) all reasonable expenses normally incurred and in fact contemporaneously paid by the seller in connection with the sale of the asset, (Y) all sales and/or transfer taxes required to be paid by applicable law by the seller in connection with the sale of the asset and in fact actually paid by the seller contemporaneously therewith and all income taxes reasonably determined by the seller to be directly attributable to the sale and actually paid by the seller (provided that, if the seller later discovers that it has overestimated its income tax liability with respect to the sale, the Borrowers shall immediately pay to the Bank an amount equal to fifty percent

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        (50%) of such overestimate), and (Z) all amounts required to be (i)
        paid, and in fact contemporaneously paid, by the seller to release any liens or security interests encumbering the asset (but only to the extent such liens or security interests were specifically granted in connection with indebtedness used to fund the acquisition of, or any improvement to, the asset) or (ii) applied by the seller for a specific purpose pursuant to the terms and provisions of any agreement (AA) to which the seller was a party as of September 27, 1994 or (BB) entered into between the members of the MEDIQ PRN Group in connection with the KCI Transaction.

          (iii) Immediately upon the sale of any Qualified Asset, the Borrowers shall provide the Bank with a written statement signed by the chief financial officer of each Borrower, and otherwise in form and substance satisfactory to the Bank in its sole discretion, certifying the Net Proceeds to be received by the applicable Borrower or Subsidiary from the sale of such Qualified Asset and detailing how such Net Proceeds were computed.

          (iv) If the Net Proceeds received by any Borrower or any Subsidiary for the sale of any Qualified Asset, when added to the aggregate Net Proceeds received for all Qualified Assets sold by the Borrowers and the Subsidiaries on or after October 1, 1994 exceeds Five Million Dollars ($5,000,000) at any time, the Borrowers shall be required to make an immediate prepayment in cash or immediately available funds (hereinafter referred to as a 'Mandatory Prepayment') on the outstanding principal balance of the Revolving Credit Note or the Term Note, as applicable. The amount of any Mandatory Prepayment required to be made by the Borrowers hereunder shall be equal to fifty percent (50%) of the aggregate Net Proceeds of the Qualified Assets in excess of Five Million Dollars ($5,000,000). Notwithstanding anything to the contrary contained herein, if the Revolving Credit Loan Commitment (as adjusted pursuant to this subparagraph 8(l)) or the then outstanding principal balance of the Term Note, as applicable, is less than or equal to Eight Million Four Hundred Thousand Dollars ($8,400,000), no additional Mandatory Prepayments pursuant to this subparagraph 8(l) shall be required. The failure by the Borrowers to make any Mandatory Prepayment required hereunder shall constitute an immediate Event of Default, subject to no notice or grace period.

          (v) If the purchase price for any Qualified Asset is payable in cash or cash equivalents on a deferred basis (including without limitation pursuant to any promissory note, instrument, contract or other agreement), the Borrowers shall be required to make the Mandatory Prepayment otherwise required to be paid in connection with the sale of such Qualified Asset hereunder immediately when and as the payments for the Qualified Asset are received by the seller of the Qualified Asset. In addition, if the purchase price for any Qualified Asset is paid in a form other than cash or cash equivalents (by way of example, and not in limitation thereof, through the delivery of shares of stock or other personal property), the Borrowers shall be required to make the Mandatory Prepayment otherwise required to be paid in connection with the sale of such Qualified Asset hereunder upon the conversion of such property into cash or cash equivalents (including without limitation upon any sale of the property or any financing of the property pursuant to which loan proceeds are received in exchange for the granting of a lien on the property).

          (vi) Any Mandatory Prepayment made by the Borrowers hereunder shall be applied first to accrued and unpaid interest and then to the principal payments due under the Revolving Credit Note or the Term Note, as applicable, in the inverse order of maturity. If a Mandatory Prepayment is made by the Borrowers prior to the conversion of the Revolving Credit Note to the Term Note, then the Revolving Credit Loan Commitment shall be reduced on a dollar-for-dollar basis by the amount of the Mandatory Prepayment received by the Bank. No portion of the Revolving Credit Note or the Term Note, as applicable, which is repaid or prepaid as the result of a Mandatory Prepayment by the Borrowers pursuant to this subparagraph 8(l) may be reborrowed.'

     14. Subparagraph 9(c) of the Original Loan Agreement shall be amended to read in its entirety as follows:

          'Fixed Charge Coverage. Permit the Borrowers' Fixed Charge Coverage to be less than (i) 1.15 to 1.00 as of the fiscal year of the Borrowers ending September 30, 1995, and (ii) 1.25 to 1.00 as of the end of each fiscal year of the Borrowers thereafter.'

     15. Subparagraph 9(d) of the Original Loan Agreement shall be amended to read in its entirety as follows:

         '(d) Minimum Tangible Capital Funds. Permit the
     Borrowers' Minimum Tangible Capital Funds to be less than:

          (i) $77,000,000 as of the last day of the Borrowers' fiscal year ending September 30, 1994 and the last day of each of the first three fiscal quarters of the Borrowers fiscal year ending September 30, 1995;

          (ii) $82,000,000 as of last day of the Borrowers' fiscal year ending September 30, 1995 and the last day of each of the first three fiscal quarters of the Borrowers' fiscal year ending September 30, 1996;

          (iii) $92,000,000 as of last day of the Borrowers' fiscal year ending September 30, 1996 and the last day of each fiscal quarter of the Borrowers' thereafter.'

     16. Subparagraph 9(e) of the Original Loan Agreement shall be amended to read in its entirety as follows:

         'Senior Liabilities to Minimum Tangible Capital Funds. Permit the ratio of the Borrowers' Senior Liabilities to the Borrowers' Minimum Tangible Capital Funds to exceed (i) 3.70 to 1.00 as of the last day of the Borrowers' fiscal year ending September 30, 1994 and the last day of each of the first three fiscal quarters of the Borrowers' fiscal year ending September 30, 1995, (ii) 3.40 to 1.00 as of the last day of the Borrowers' fiscal year ending September 30, 1995 and the last day of each of the first three fiscal quarters of the Borrowers' fiscal year ending September 30, 1996, (iii) 3.20 to 1.00 as of the last day of the Borrowers' fiscal year ending September 30, 1996 and the last day of each of the first three fiscal quarters of the Borrowers' fiscal year ending September 30, 1997, and (iv) 3.00 to 1.00 as of the last day of the Borrowers' fiscal year ending September 30, 1997 and the last day of each fiscal quarter of the Borrowers' ending thereafter.'

     17. Subparagraph 9(f) of the Original Loan Agreement shall be amended to read in its entirety as follows:

         '(f) Stock of NutraMax and PCI. Sell, register, or pledge or cause, or permit any of its Subsidiaries to sell, register or pledge, any of the capital stock of NutraMax or PCI unless pursuant to the terms of (i) a certain employee stock ownership plan implemented by NutraMax on behalf of its employees in effect as of April 28, 1988, for a ten year period, (ii) a certain employee stock ownership plan implemented by PCI on behalf of its employees in effect as of September 21, 1991, or (iii) the 7 1/2% Indenture.'

     18. Simultaneously with the execution and delivery of this Amendment by the Borrowers, the Borrowers shall pay to the Bank a non-refundable facility fee in the amount of $50,000 (the 'Facility Fee'), with respect to the commitment by the Bank to increase the Revolving Credit Loan Commitment hereunder. In addition, upon the earlier to occur of (a) a reduction, pursuant to subparagraphs 5(c) or 8(l) of the Original Loan Agreement, as amended herein, in the Revolving Credit Loan Commitment to Eight Million Four Hundred Thousand Dollars ($8,400,000), (b) the conversion of the Revolving Credit Note to the Term Note, and (c) the payment in full of all of the Obligations owed by the Borrowers to the Bank, the Borrowers hereby agree that they shall be jointly and severally liable for the immediate payment to the Bank of a termination fee in the amount of $25,000.

     19. The Original Pledge Agreement shall be amended so that all references to (a) 'Loan Agreement' contained therein shall mean the Original Loan Agreement, as amended herein, and as further amended, supplemented or modified from time to time, and (b) 'Revolving Credit Note' contained therein shall mean the Restated Note, as further amended, supplemented or modified from time to time.

     20. Paragraph 2 of the Original Pledge Agreement shall be amended to read in its entirety as follows:

          '2. Pledge of Stock. (a) As security for (i) the punctual performance in full by the Borrowers, NutraMax Products, Inc., a Delaware corporation ('NutraMax'), and PCI Services, Inc., a Delaware corporation ('PCI', together with NutraMax, the 'Issuers') of their respective obligations under the Loan Documents, (ii) the punctual payment in full of all amounts owing or to be owing under any Loan Document, (iii) the punctual payment of any other amounts which at any time may be due and payable from either Borrower to the Bank, and (iv) the punctual performance in full by the Borrowers of their respective obligations under this Agreement, in each case whether presently or hereafter arising (collectively, the 'Obligations'), the Pledgor hereby delivers, pledges and grants to the Bank a security interest in all of the Pledgor's right, title and interest in and to (A) 1,782,356 shares (the 'NutraMax Shares') of the Common Stock of NutraMax and (B) 1,550,000 shares (the 'PCI Shares', together with the NutraMax Shares, the 'Shares') of the common stock of PCI, and such other shares of Common Stock of the Issuers as is hereinafter required to be pledged by the Borrowers to the Bank pursuant to subparagraph 5(c) of the Loan Agreement (collectively, the 'Pledged Stock'), and all certificates, options, rights or other distributions issued as an addition to, in substitution or exchange for, or on account of, any share of the Pledged Stock, and all proceeds of all the foregoing, now or hereafter owned or acquired by the Pledgor (the 'Stock').

             (b) The Shares of the Pledged Stock issued by NutraMax are recorded in the stock ledger of NutraMax in the name of the Pledgor, and are represented by two (2) stock certificates (the 'NutraMax Share Certificates') bearing Certificate Nos. NMP5424 and NMP6027, issued to the Pledgor. The NutraMax Share Certificates accompanied by stock powers duly executed in blank have heretofore been delivered to the Bank to be held by the Bank as provided in this Agreement.

             (c) The Shares of the Pledged Stock issued by PCI are recorded in the stock ledger of PCI in the name of the Pledgor, and are represented by two (2) stock certificates (the 'PCI Share Certificates' together, with the NutraMax Share Certificates, the 'Share Certificates') of PCI bearing Certificate Nos. P0394 and P0397, issued to the Pledgor. The PCI Share Certificate, accompanied by stock powers duly executed in blank have heretofore been delivered to the Bank to be held by the Bank as provided in this Agreement.

             (d) The Bank accepts the deposit and pledge of the Stock made by the Pledgor hereunder, acknowledges the receipt of the Share Certificates and their accompanying stock powers, and agrees to hold the Stock in accordance with the terms and provisions of this Agreement.'

     21. Simultaneously with the execution and delivery of this Amendment by the Borrowers, Investment is delivering to the Bank 1,300,000 shares of PCI's common stock, par value $.001 per share (the 'Additional PCI Shares') to be held by the Bank as Pledged Stock pursuant to the terms and provisions of the Original Loan Agreement, as amended herein, and the Original Pledge Agreement, as amended herein, as security for all Obligations arising under the Original Loan Agreement, as amended herein, the Restated Note, and the Term Note, if applicable. The Borrowers hereby, jointly and severally, represent, covenant and warrant to the Bank that the Additional PCI Shares are freely transferrable by the Bank pursuant to the terms and provisions of the Original Pledge Agreement, as amended herein, following the occurrence of an Event of Default without further registration with, or further approval by, or notice to, any federal or state governmental authority.

     22. The Borrowers acknowledge that, as of September 27, 1994, the principal amount outstanding under the Original Note is $1,597,222.40 and the aggregate face amount of all outstanding Letters of Credit is $2,033,000.00, that such amounts are owing to the Bank without any claim, defense or set-off, and that such amounts shall be treated as having been advanced to each of the Borrowers (who shall be jointly and severally liable for the repayment thereof to the Bank). This Amendment does not constitute the extinguishment of any debt evidenced by the Original Note and the Borrowers confirm their full liability with respect thereto.

     23. Pursuant to the terms of paragraph 6 of the Original Loan Agreement, as amended herein, the Borrowers have provided to the Bank, as security for all Obligations arising under the Original Loan Agreement, the Original Note, the Term Note, if applicable, and each other Loan Document, an unconditional pledge of the Pledged Stock, including without limitation the Additional PCI Shares, pursuant to the terms and provisions of the Original Pledge Agreement, as amended herein. The Borrower hereby ratifies and confirms without condition the pledge of the Pledged Stock, including without limitation the Additional PCI Shares, granted to the Bank under and pursuant to the Original Loan Agreement, as amended herein, including without limitation those liens and security interests granted under the Original Pledge Agreement, as amended herein; and further ratifies and confirms, without condition, that (a) such liens and security interests shall secure all amounts due or to become due under the Original Loan Agreement, as amended herein, the Restated Note, the Term Note, if applicable, the LC Agreement, and any LC Application, including without limitation, any amounts paid by the Bank on account of any draft issued under, or purporting to have been issued under, the LC Agreement, any LC Application or any Letter of Credit, and (b) the perfected status and priority of such liens and security interests shall not be affected in any way by the amendments to the Original Loan Agreement and the Original Pledge Agreement set forth herein or the execution and delivery by the Borrowers of the Restated Note.

     24. All representations, warranties and covenants of the Borrowers contained in the Original Loan Agreement or the Original Pledge Agreement, are hereby ratified and confirmed without condition as if made anew upon the execution of this Amendment and are hereby incorporated by reference. All representations, warranties and covenants of the Borrowers, whether hereunder, or contained in the Original Loan Agreement or the Original Pledge Agreement, shall remain in full force and effect until all amounts due under the Original Loan Agreement and the Original Pledge Agreement, each as amended herein, the Restated Note, the Term Note, if applicable, the LC Agreement, and any LC Application are satisfied in full. The Borrowers represent and warrant that there has been no changes or modifications to the provisions of the Certificate of Incorporation or By-Laws of each Borrower which were previously delivered to the Bank in connection with the Original Loan Agreement.

     25. As a condition precedent to the effectiveness of this Amendment, simultaneously with the execution and delivery of this Amendment, the Borrowers shall deliver to the Bank the following:

          (a) A certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names of the officers of such Borrower authorized to execute this Amendment, the Restated Note, and any other document hereunder;

          (b) Certified copies of resolutions of the directors of each Borrower authorizing the execution, delivery and performance of this Amendment, the Restated Note, and any other document hereunder, which resolutions shall be in form and substance satisfactory to the Bank in its sole discretion;

          (c) The fully executed Restated Note;

          (d) The Additional PCI Shares and stock powers executed in blank (in form satisfactory to the Bank);

          (e) A favorable opinion of Alan Einhorn, general counsel to the Borrowers, addressed to the Bank, in substantially the form of Annex II hereto, and as to such other matters as the Bank may reasonably request;

          (f) An acknowledgment executed by an authorized officer of NutraMax, substantially in the form of Annex III attached hereto, and otherwise in form and substance satisfactory to the Bank in its sole discretion, that the amendments to the Original Loan Agreement and the Original Pledge Agreement effectuated by this Amendment do not affect, in any way, the obligations of NutraMax set forth in that certain Letter Agreement dated as of October 14, 1993 between the Bank and NutraMax;

          (g) An acknowledgment executed by an authorized officer of PCI, substantially in the form of Annex IV attached hereto, and otherwise in form and substance satisfactory to the Bank in its sole discretion, that the amendments to the Original Loan Agreement and the Original Pledge
     Agreement effectuated by this Amendment do not affect, in any way, the obligations of PCI set forth in that certain Letter Agreement dated as of August 9, 1994 between the Bank and PCI;

          (h) Evidence satisfactory to the Bank, in its reasonable discretion, that the value of the Pledged Stock, including without limitation the PCI
     Shares, based on the last trade price of the Pledged Stock quoted on the Nasdaq National Market System on the last Business Day immediately preceding the date hereof, is not less than $28,510,640;

          (i) Evidence of all other actions necessary or, in the opinion of the Bank, desirable to create, perfect and protect the security interests and liens intended to be created by the Original Pledge Agreement, as amended herein;

          (j) Good standing certificates for the Borrowers, PCI and NutraMax;

          (k) A Form U-1, completed and executed by the Borrowers, setting forth in detail the purpose of the Revolving Credit Loan, as amended herein;

          (l) Payment in full of the Facility Fee; and

          (m) Evidence satisfactory to the Bank in its sole discretion that a Notice, in the form of Annex V attached hereto has been executed by the Borrowers and delivered to the Trustee named in each of the 7 1/4%
     Indenture and the 7 1/2% Indenture.

     26. Except as modified by the terms hereof, all terms, provisions and conditions of the Original Loan Agreement and the Original Pledge Agreement, and all documents duly executed and delivered in connection therewith, are in full force and effect, and are hereby incorporated by reference as if set forth herein. This Amendment, the Original Loan Agreement, the Original Pledge
Agreement, and the Restated Note shall be deemed as complementing and not restricting the Bank's rights hereunder or thereunder. If there is any conflict or discrepancy to the provisions of this Amendment in any provision of the Original Loan Agreement, the Original Pledge Agreement, or the Restated Note, the terms and provisions of this Amendment shall control and prevail.

     27. Each Borrower hereby acknowledges and agrees that a default by the Borrowers in the performance or observance of any term, covenant or agreement contained in this Amendment, including without limitation the failure to deliver any item required by paragraph 25 hereof shall constitute an immediate Event of Default under the Original Loan Agreement, as amended herein, subject to no notice or grace period.

     28. Each Borrower hereby represents, warrants and certifies to Bank that no Default or Event of Default has occurred and is presently existing under the Loan Documents.

     29. This Amendment (a) shall be construed and enforced in accordance with the laws of the State of New Jersey; (b) shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns;
(c) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and (d) may only be amended or modified pursuant to a writing signed by the parties hereto.

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
     30. EACH BORROWER HEREBY WAIVES ANY AND ALL RIGHTS WHICH IT MAY HAVE TO A JURY TRIAL IN          _____________
CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST THE BANK WITH RESPECT TO THE RIGHTS AND        Initials
OBLIGATIONS OF THE PARTIES HERETO.

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, as of the __ day of September, 1994.

                                                          UNITED JERSEY BANK, A STATE BANKING
                                                          ASSOCIATION (SUCCESSOR IN INTEREST
                                                          TO UNITED JERSEY BANK/SOUTH, N.A.)
                                                          BY:  Dante J. Bucci,
                                                               Vice President
ATTEST:                                                   MEDIQ INCORPORATED
                                                          BY:
NAME:                                                     NAME:
TITLE:                                                    TITLE:
[SEAL]
ATTEST:                                                   MEDIQ INVESTMENT SERVICES, INC.
                                                          BY:
NAME:                                                     NAME:
TITLE:                                                    TITLE:
[SEAL]